Exhibit 99.1

UniTek Global Services Consummates Planned Sale of Wireline Assets

BLUE BELL PA — January 4, 2013 — UniTek Global Services, Inc. (“UniTek” or the “Company”) (Nasdaq: UNTK), a premier provider of permanently outsourced infrastructure services to the telecommunications, broadband cable, wireless, two-way radio, transportation, public safety and satellite industries, today announced that it has entered into an agreement to sell certain of the assets of its wireline business unit (the “wireline group”) to NX Utilities, LLC (“NX Utilities”) for a price of $5.9 million. In addition, UniTek will retain approximately $3.0 million of net working capital as of the effective date of the agreement, and NX Utilities will assume approximately $3.0 million of debt. The closing will occur in two stages with the first stage having occurred on December 28, 2012. Scott Lochhead, who previously headed the wireline group, is a minority owner of NX Utilities and has left the Company following the transaction.

At the request of NX Utilities, UniTek will continue to operate certain markets of the wireline group through the second stage of closing, which is expected to occur in the first quarter of 2013. This will provide NX Utilities the necessary amount of time to comply with the local regulatory requirements of certain contracts.

“We are pleased to reach this agreement as the sale of our wireline assets strengthens our financial position and enables us to focus on our core wireless and fulfillment markets where we see substantial growth opportunities,” said Rocky Romanella, Chief Executive Officer of UniTek.

About UniTek Global Services:

UniTek Global Services is a provider of engineering, construction management and installation fulfillment services to companies specializing in the telecommunications, broadband cable, wireless, two-way radio, transportation, public safety and satellite industries. UniTek has created a scalable operating platform, enabling each UniTek subsidiary to deliver quality services to its Fortune 200 customers. www.unitekgs.com

Forward-Looking Statements:

The statements in this press release that are not historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts, including but not limited to statements regarding the Company’s expectation of completing the second stage of the closing of the sale of the assets of the wireline group and the Company’s expectations for its business units.  These statements are subject to uncertainties and risks including, but not limited to, operating performance, general financial, economic, and political conditions affecting the Company’s business and its target industries, the ability of the Company to perform its obligations under its contracts and agreements with customers and other risks contained in reports filed by the Company with the Securities and Exchange Commission, including in our Form 10-K for the year ended December 31, 2011. The words “may,” “could,” “should,” “would,” “believe,” “are confident,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “aspire,” and similar expressions are intended to identify forward-looking statements. All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward looking statement, whether written or oral, which may be made from time to time by or on behalf of the Company, except as may be required by applicable law or regulations.

Contact Info:

The Piacente Group, Inc. | Investor Relations

Lee Roth

(212) 481-2050

unitek@tpg-ir.com